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As filed with the Securities and Exchange Commission on July 13, 2012

Registration No. 333-152700

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 6
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TREE.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6163 (Primary Standard Industrial Classification Code Number)	26-2414818 (I.R.S. Employer Identification No.)

11115 Rushmore Drive
Charlotte, NC 28277
(704) 541-5351
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Douglas R. Lebda
Chief Executive Officer
Tree.com, Inc.
11115 Rushmore Drive
Charlotte, NC 28277
(704) 541-5351
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John D. Tishler, Esq.
Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, CA 92130
Telephone: (858) 720-8943
Facsimile: (858) 847-4871

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

         This Post-Effective Amendment No. 6 to Registration Statement on Form S-1 covers shares of the registrant's common stock originally registered on the registration statement to which this is an amendment. The registration fees in respect of such shares of common stock were paid at the time of the original filing of such registration statement.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

        On August 20, 2008, IAC/InterActiveCorp, a Delaware corporation ("IAC"), distributed to its stockholders all of the outstanding shares of common stock, par value $0.01 per share, of Tree.com, Inc., a Delaware corporation (the "Registrant"). The Registration Statement on Form S-1 (Registration No. 333-152700) (as amended and supplemented, the "Registration Statement") to which this Post-Effective Amendment No. 6 relates was declared effective on August 8, 2008. As originally filed, the Registration Statement registered 16,654,428 shares of the Registrant's common stock representing the sum of (i) 9,302,842 shares of common stock distributed to the holders of IAC common stock and IAC Class B common stock upon consummation of the spin-off of the Registrant from IAC, (ii) up to 5,051,586 shares of common stock issuable in respect of certain restricted stock units or stock options, in each case, previously issued pursuant to IAC's equity incentive plans and that were converted, in whole or in part, in connection with the spin-off into stock options and restricted stock units ("Adjusted Awards") issued under the Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "2008 Plan"), (iii) up to 2,300,000 shares of common stock issuable in respect of stock options, restricted stock units and other equity-based awards to be granted from time to time following the spin-off pursuant to the 2008 Plan ("New Awards").

        Following the spin-off, it was determined that (i) the number of shares registered to cover shares of common stock distributed to IAC stockholders in the spin-off slightly exceeded the actual number of shares distributed to IAC stockholders in the spin-off and (ii) the number of shares registered in respect of Adjusted Awards significantly exceeded the actual number of shares issuable under such awards.

        At the Registrant's annual meeting of stockholders held on April 28, 2009, the Registrant's stockholders approved the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Second Amended 2008 Plan"), as a result of which the maximum number of shares issuable pursuant to New Awards thereunder was increased by 550,000 to 2,850,000.

        The Registrant previously filed Post-Effective Amendment No. 2 to the Registration Statement to (i) reallocate 550,000 of the shares of common stock registered by the Registration Statement issuable pursuant to Adjusted Awards under the Second Amended 2008 Plan to New Awards issuable thereunder, (ii) deregister shares registered to cover shares of common stock distributed to IAC stockholders in the spin-off that exceeded the actual number of shares so distributed and (iii) deregister shares registered in respect of Adjusted Awards that exceeded the actual number of shares issuable under such awards. Post-Effective Amendment No. 2 was declared effective on May 18, 2009.

        This Post-Effective Amendment No. 6 deregisters shares issuable in respect of currently outstanding New Awards. As a result, the total number of shares covered by this Post-Effective Amendment No. 6 is 158,692, all of which are issuable pursuant to currently outstanding Adjusted Awards.

        The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 6. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 13, 2012

PROSPECTUS

TREE.COM, INC.

158,692 Shares of Common Stock, Par Value $0.01 Per Share

        This prospectus relates to 158,692 shares of common stock, par value $.01 per share, of Tree.com, Inc. issuable in respect of currently outstanding restricted stock units and stock options previously issued pursuant to incentive equity plans of IAC/InterActiveCorp that, in connection with the spin-off of Tree.com, Inc. from IAC/InterActiveCorp, were converted into stock options and restricted stock units issuable under the Third Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan.

        Our common stock is listed on the NASDAQ Global Market under the symbol "TREE." On July 10, 2012, the last reported sale price of our common stock on the NASDAQ Global Market was $12.20 per share.

        In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 4 of this prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 13, 2012.

i

SUMMARY

        This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. You should read this entire prospectus carefully, including any documents filed as exhibits and the documents incorporated herein by reference. Unless the context requires otherwise, references to the "company," "Tree.com," "we," "our," and "us," refer to Tree.com, Inc. and its wholly-owned subsidiaries.

The Company

        Tree.com is the parent of LendingTree, LLC and is the parent of several companies owned by LendingTree, LLC. LendingTree, Inc. was incorporated in the state of Delaware in June 1996 and commenced nationwide operations in July 1998. LendingTree, Inc. was acquired by IAC/InterActiveCorp in 2003 and converted to a Delaware limited liability company (LendingTree, LLC) in December 2004. On August 20, 2008, Tree.com, Inc. (along with its subsidiary, LendingTree, LLC) was spun off from IAC/InterActiveCorp into a separate publicly-traded company. Tree.com was incorporated as a Delaware corporation in April 2008, in anticipation of the spin-off.

        Tree.com is the owner of several brands and businesses that provide information, tools, advice, products and services for critical transactions in consumers' lives. Our family of brands includes: LendingTree®, GetSmart®, DegreeTree ®, LendingTreeAutos, DoneRight!®, ServiceTree SM, InsuranceTree® and HealthTree. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business. We refer to the collection of these brands and businesses as our Exchanges business.

        On June 6, 2012, we completed the sale of substantially all of the operating assets of our wholly-owned subsidiary, Home Loan Center, Inc. (referred to herein as HLC or LendingTree Loans) to a wholly-owned subsidiary of Discover Financial Services. We refer to Discover Financial Services and its affiliates as "Discover." The sale was completed pursuant to the terms of the asset purchase agreement dated May 12, 2011, as amended on February 7, 2012. Discover paid an aggregate of $45.9 million including payments made by Discover prior to the closing which were applied to the closing price, and an additional $10 million will be due on the first anniversary of the closing, subject to certain conditions being satisfied as of that date. Approximately $17.1 million of such amount is being held in escrow pending the discharge of certain contingent liabilities not assumed by Discover related to loans previously sold to secondary market investors. As a result of the closing of the sale, our LendingTree Exchanges represent our sole operating business.

        We will continue to provide certain marketing-related services to Discover in connection with its mortgage origination business for approximately seventeen months following the closing, or such earlier point as the agreed-upon services are satisfactorily completed. Discover has also agreed to be a participating lender in our LendingTree Network following the closing.

        On March 15, 2011, HLC completed its acquisition of certain assets of First Residential Mortgage Network, Inc. dba SurePoint Lending. SurePoint, a LendingTree network lender for eleven years, was a full-service residential mortgage provider licensed in 45 states and employing over 500 people, including more than 300 licensed loan officers. HLC purchased certain specified assets and assumed certain liabilities of SurePoint related to its business of originating, refinancing, processing, underwriting, funding and closing residential mortgage loans; providing title and escrow services; and providing other mortgage related services. The acquired assets also included all of the equity interests of Real Estate Title Services, LLC. HLC paid $8.0 million in cash upon the closing of the transaction, subject to certain adjustments, and $0.2 million in cash for contingent consideration subsequent to the close. We used available cash to fund the acquisition.

        On March 10, 2011, our management made the decision and finalized a plan to close all of the field offices of the proprietary full-service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within our Real Estate reporting segment. We exited all markets by March 31, 2011. In September 2011, we sold the remaining assets of RealEstate.com, which consisted primarily of internet domain names and trademarks, for $8.3 million and recognized a gain on sale of $7.8 million.

The Offering

        This prospectus relates to up to 158,692 shares of our common stock, par value $0.01 per share, issuable in respect of currently outstanding restricted stock units and stock options previously issued pursuant to incentive equity plans of IAC/InterActiveCorp that, in connection with our spin-off from IAC/InterActiveCorp, were converted, in whole or in part, into restricted stock units and stock options issuable under the Third Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan. See section entitled "Description of the 2008 Stock Plan" in this prospectus for additional information.

Description of Our Capital Stock

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. See section entitled "Description of Capital Stock" in this prospectus for additional information.

Risk Factors

        Before making any investment decision with respect to our common stock, you should carefully consider the risks, cautionary statements and other information contained in this prospectus. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 4 of this prospectus.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, and the information incorporated by reference in this prospectus, contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements also include statements related to our anticipated financial performance, business prospects and strategy; anticipated trends and prospects in the various industries in which our businesses operate; new products, services and related strategies; and other similar matters. These forward-looking statements are based on management's current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plan" and "believes," among others, generally identify forward-looking statements.

        Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those matters discussed below.

        Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this prospectus may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Tree.com management as of the date of this prospectus. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations, except as required by law.

RISK FACTORS

        Before making any investment decision with respect to our common stock, you should carefully consider the risks, cautionary statements and other information contained in this prospectus and in our filings with the SEC that we incorporate herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The risks and uncertainties described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on our company, our business, financial condition, results of operation and/or liquidity could be seriously harmed. In that event, the market price for our common stock will likely decline, and you may lose all or part of your investment.

USE OF PROCEEDS

        Any proceeds received by us in connection with the issuance of the shares covered by this prospectus (for example, upon the exercise of stock options) will be used for general corporate purposes.

PLAN OF DISTRIBUTION

        Shares offered hereby will be issued pursuant to the Third Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan.

DESCRIPTION OF THE STOCK PLAN

        In August 2008, our board of directors adopted and our stockholders approved the Tree.com, Inc. 2008 Stock and Annual Incentive Plan. In February 2009, our board of directors amended and restated the 2008 Stock and Annual Incentive Plan, which our stockholders approved at our annual meeting of stockholders in April 2009. The amended and restated plan was renamed the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan. On February 22, 2012, our board of directors approved the Third Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (as the same may be amended and restated, the "2008 Stock Plan"), which increased the number of shares that may be issued thereunder by 600,000 to 3,350,000. Our stockholders approved the 2008 Stock Plan at our annual meeting of stockholders on June 12, 2012.

        A summary of the principal features of the 2008 Stock Plan is provided below but is qualified in its entirety by reference to the full text of the 2008 Stock Plan, which is included as an exhibit to the registration statement of which this prospectus is a part.

Summary of the 2008 Stock Plan

        The 2008 Stock Plan permits the discretionary award of incentive stock options ("ISOs"), nonqualified stock options ("NSOs"), stock appreciation rights ("SARs"), restricted stock, restricted stock units, other stock-based awards and bonus awards. Individuals eligible to receive awards and grants under the 2008 Stock Plan include our directors, officers, employees and consultants or the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to serve us.

  Administration

        The 2008 Stock Plan is administered by the Compensation Committee or another committee of our board of directors as it may from time to time designate. Among other things, the Compensation Committee selects individuals to whom awards may be granted, determines the type of award as well as the number of shares of common stock to be covered by each award, determines the terms and conditions of any awards, including performance goals (if any) and their degree of satisfaction and interprets the terms and provisions of the 2008 Stock Plan and any stock award issued under the 2008 Stock Plan. Determinations of the Compensation Committee are final, binding and conclusive.

  Eligibility

        The 2008 Stock Plan assumed and governs options and restricted stock units that converted from options and restricted stock units for IAC/InterActiveCorp, a Delaware corporation, in connection with our spin-off from IAC/InterActiveCorp. We refer to such options and restricted stock units as "Adjusted Awards" in this prospectus. Notwithstanding the foregoing, the terms of the 2008 Stock Plan described below are applicable to the Adjusted Awards only to the extent that such terms are not inconsistent with the terms of the Adjusted Awards.

        In addition to individuals who hold outstanding Adjusted Awards, persons who serve or agree to serve as our officers, employees, non-employee directors or consultants or as officers, employees, non-employee directors or consultants of our subsidiaries and affiliates are eligible to be granted awards under the 2008 Stock Plan. As of July 10, 2012, there were seven directors, two executive officers who are not directors and approximately 136 employees other than executive officers who are authorized to receive awards under the 2008 Stock Plan.

  Shares Subject to the Plan

        After taking into account the addition of 600,000 authorized shares to the 2008 Stock Plan, the 2008 Stock Plan authorizes the issuance of up to 3,350,000 shares of common stock, and no single participant may be granted awards covering in excess of 1,833,333 shares of common stock over the life of the 2008 Stock Plan. On July 10, 2012, the closing price of our common stock on The Nasdaq Stock Market was $12.20.

        The shares of common stock subject to grant under the 2008 Stock Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by our board of directors. Other than Adjusted Awards, to the extent that any stock award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of common stock subject to the awards not delivered as a result thereof will again be available for use under the 2008 Stock Plan. The 2008 Stock Plan provides that any shares subject to those awards that terminate, expire, or lapse will not count against the maximum number of shares that may be subject to awards granted to any individual participant. However, any shares subject to any awards that are settled for cash will continue to count against the maximum number of shares that may be subject to awards granted to any individual participant. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of common stock (by either actual delivery or by attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to the award, the shares of common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan. Further, any dividend equivalents distributed and any bonus awards that are paid in shares of common stock under the 2008 Stock Plan will count against these maximum share limits.

        The 2008 Stock Plan provides that, in the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation or other similar event, the Compensation Committee or our board of directors may make any substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards, (4) the exercise price of outstanding options and stock appreciation rights and (5) the performance goals applicable to any outstanding awards. In the event of stock dividend, stock split, reverse stock split, separation, spin-off, reorganization, extraordinary dividend of cash or other property, share combination, recapitalization or other similar event affecting our capital structure, the 2008 Stock Plan provides that the Compensation Committee or our board of directors shall make any substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards (4) the exercise price of outstanding options and stock appreciation rights and (5) the performance goals applicable to any outstanding awards.

  Types of Awards

        As indicated above, several types of stock awards can be made under the 2008 Stock Plan in addition to a cash award. A summary of these types of grants is set forth below. The 2008 Stock Plan governs options and restricted stock units that converted from IAC/InterActiveCorp options and IAC/InterActiveCorp restricted stock units in connection with our spin-off in 2008 as well as other award grants made following the spin-off pursuant to the plan. Notwithstanding the foregoing, the terms that govern IAC/InterActiveCorp options and IAC/InterActiveCorp restricted stock units that converted into our options and restricted stock units in connection with the spin-off govern those options and restricted stock units to the extent inconsistent with the terms described below. Awards issued under the 2008 Stock Plan are evidenced by a written agreement which recites the specific terms and conditions of the award.

        Stock Options and Stock Appreciation Rights.    Stock options granted under the 2008 Stock Plan may be either ISOs or NSOs. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights is determined by the Compensation Committee, but an ISO may not have a term longer than ten years from the date of grant. The Compensation Committee determines the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder's employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder's death, disability or retirement, and three months after the award holder's termination for any other reason other than cause. Vested options and stock appreciation rights terminate immediately upon the awardee's termination for cause (as defined in the plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution or, in the case of nonqualified stock options or stock appreciation rights, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Compensation Committee including, if so permitted, pursuant to a transfer to the participant's family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

        Restricted Stock.    Restricted stock may be granted with restriction periods as the Compensation Committee may designate. The Compensation Committee may provide at the time of grant that the vesting of restricted stock is contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under

Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), the applicable performance goals will be based on the attainment of one or any combination of the following, with respect to the Company or any subsidiary, division or department of the Company:

• specified levels of earnings per share from continuing operations	• net profit after tax • EBITA
• EBITDA	• cash generation
• gross profit	• market share
• unit volume	• asset quality
• sales	• operating income
• earnings per share	• return on assets
• revenues	• return on equity
• return on operating assets	• profits
• return on capital	• marketing-spending efficiency
• cost saving levels	• change in working capital
• core non-interest income	• stock price
• total stockholder return (measured in terms of stock price appreciation and/or dividend growth)

        These performance goals also may be based upon the attaining of specified levels of the Company, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Compensation Committee may require that the stock certificates evidencing restricted shares be held by us. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Compensation Committee. Other than restrictions on transfer and any other restrictions the Compensation Committee may impose, the participant has all the rights of a stockholder with respect to the restricted stock award, including the right to vote the shares and receive cash dividends unless otherwise provided in the participant's award agreement.

        Restricted Stock Units.    The Compensation Committee may grant restricted stock units payable in cash or shares of common stock, conditioned upon continued service and/or the attainment of Performance Goals determined by the Compensation Committee. The terms and conditions of restricted stock unit awards (including any Performance Goals) need not be the same with respect to each participant. The Compensation Committee will determine whether, to what extent and on what terms and conditions each participant receiving restricted stock units will be entitled to receive current or deferred payments of cash, common stock or other property corresponding to dividends payable on our common stock. Holders of restricted stock units are not entitled to any voting rights with respect to the restricted stock units themselves.

        Other Stock-Based Awards.    Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the 2008 Stock Plan.

        Bonus Awards.    Bonus awards granted to our eligible employees and the eligible employees of our subsidiaries and affiliates under the 2008 Stock Plan are based upon the attainment of the Performance Goals established by the Compensation Committee for the plan year or a shorter performance period as may be established by the Compensation Committee. Bonus amounts earned by any individual will be limited to $10 million for any plan year, pro rated (if so determined by the Compensation

Committee) for any shorter performance period. Bonus amounts are paid in cash or, in our discretion, in common stock, as soon as practicable following the end of the plan year. The Compensation Committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of Performance Goals.

  No Repricing

        In no event may any option or stock appreciation right granted under the 2008 Stock Plan be amended, other than in event of certain extraordinary corporate transactions or other transactions affecting our capital structure, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new option or stock appreciation right with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a "repricing" of the option or stock appreciation right, unless the amendment, cancellation, or action is approved by our stockholders.

  Change in Control

        In the event of a Change in Control (as defined in the 2008 Stock Plan), the Compensation Committee has the discretion to determine the treatment of awards granted under the 2008 Stock Plan, including providing for the acceleration of the awards upon the occurrence of the Change in Control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the Change in Control. However, outstanding Adjusted Awards, subject to the terms of the 2008 Stock Plan and unless otherwise provided in the applicable award agreement, will fully vest or all restrictions on these awards shall terminate upon the Termination of Employment (as defined in the 2008 Stock Plan) of the holder of these Adjusted Awards for any reason other than for Cause or Disability or by the holder for Good Reason (all as defined in the 2008 Stock Plan) during the two-year period following a Change in Control.

  Withholding for Payment of Taxes

        The 2008 Stock Plan provides for the withholding and payment by a participant of any taxes required by applicable law. Subject to our approval and to the terms of the 2008 Stock Plan, a participant may settle a withholding obligation with our common stock, including common stock that is a part of the award giving rise to the withholding obligation. We have the right to deduct any applicable taxes from any payment otherwise due to a participant.

  Amendment and Discontinuance

        The 2008 Stock Plan may be amended, altered or discontinued by our board of directors, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of a stock appreciation right, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee's or recipient's consent. Amendments to the 2008 Stock Plan require stockholder approval to the extent the approval is required by law or agreement.

  Governing Law

        The 2008 Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), without reference to principles of conflict of laws.

  Recoupment of Compensation

        Under the 2008 Stock Plan, we may cause the cancellation of any award, request reimbursement of any award by a participant and effect any other right of recoupment of equity or other compensation provided under the 2008 Stock Plan in accordance with our policies and/or applicable law. In addition, a participant in the 2008 Stock Plan may be required to repay us certain previously paid compensation, whether provided under the 2008 Stock Plan or an award agreement under the 2008 Stock Plan, in accordance with any recoupment policy of the Company.

Certain Federal Income Tax Information

        The following discussion is intended only as a brief summary, as of April 23, 2012, of the federal income tax consequences to us and to U.S. participants for awards granted under the 2008 Stock Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2008 Stock Plan.

        Nonqualified Stock Options.    Upon the grant of an NSO, the optionee will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of an option or related stock appreciation right, the excess of the fair market value of the shares acquired on the exercise of the option or stock appreciation right over the exercise price or the cash paid under a stock appreciation right (the "spread") will constitute compensation taxable to the optionee as ordinary income. We, in computing our U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

        Incentive Stock Options.    An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. The alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay the tax.

        Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after satisfaction of a holding period which ends on the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee, generally the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. We are not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO holding period is satisfied. If the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO holding period, then the optionee will recognize ordinary income equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any remaining gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

        Restricted Stock.    A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (A) freely transferable or (B) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

        A participant may elect to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

        Other Awards.    In the case of an exercise of a stock appreciation right or an award of restricted stock units, a performance share bonus or other stock awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

        Internal Revenue Code Section 409A.    Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the 2008 Stock Plan (such as restricted stock units). The intent is for the 2008 Stock Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after the employee's separation from service.

        Internal Revenue Code Section 162(m).    Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one fiscal year with respect to our principal executive officer and each of the other three most highly compensated officers (other than the principal financial officer) ("Covered Employees"). The 2008 Stock Plan is intended to enable certain awards to constitute performance-based compensation not subject to the annual deduction limitations of Section 162(m) of the Code.

Termination of the 2008 Stock Plan

        The 2008 Stock Plan will terminate on August 20, 2018 unless earlier terminated by our board of directors. Termination cannot, however, materially impair the rights of the holder of an award outstanding at the time of the termination in the absence of the holder's consent.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our Amended and Restated Certificate of Incorporation or our Amended and Restated By-laws. The summary is qualified by reference to these documents, which you must read for complete information on our capital stock. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are included as exhibits to the registration statement of which this prospectus is a part.

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        Dividends.    Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

        Voting Rights.    Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, except that holders of common stock are not entitled to vote on any amendment to the Company's Amended and Restated Certificate of Incorporation. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our board of directors.

        Other Rights.    In the event of our liquidation, dissolution or winding up, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.

        Fully Paid.    The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

        We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors, without further action by the holders of our common stock, may issue shares of preferred stock. The board of directors is vested with the authority to fix the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

        The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and the board of directors does not have a present intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

        We are incorporated in Delaware and governed by Delaware law. Delaware law allows a corporation to pay dividends only (i) out of surplus, as determined under Delaware law, or (ii) in case there is no such surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Section 203 of the Delaware General Corporation Law

        Section 203 ("Section 203") of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." Generally, an "interested stockholder" for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation's certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation's certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

        In accordance with Section 203, the restrictions on certain business combinations in Section 203 do not apply in respect of the company.

Anti-takeover Effects of our Certificate of Incorporation and By-laws and Delaware Law

        Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and certain provisions of Delaware law could make the following more difficult:

  •
  acquisition of the company by means of a tender offer;

  •
  acquisition of the company by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

  Size of Board and Vacancies

        Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that the number of directors on our board of directors will be fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the directors then in office, though less than a quorum.

  Elimination of Stockholder Action by Written Consent

        Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws expressly eliminate the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

  Stockholder Meetings

        Under our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, stockholders are not entitled to call special meetings of stockholders. Only a majority of our board of directors or specified individuals may call such meetings.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our Amended and Restated By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our Amended and Restated By-laws. To be timely, the notice must be received at our principal executive office not later than 60 or more than 90 days prior to the first anniversary of the date for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, or if no annual meeting was held during the preceding year, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the first anniversary of the date for the preceding year's annual meeting of stockholders, the stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first made such public announcement.

  Undesignated Preferred Stock

        The authorization in our Amended and Restated Certificate of Incorporation with respect to the issuance of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. The provision in our Amended and Restated Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock covered by this prospectus was passed upon for us by the General Counsel of IAC/InterActiveCorp.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in the Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the effects of discontinued operations and a change in reportable segments) which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the "Investors" section of our corporate website at www.tree.com.

        For printed copies of any of our reports, including this prospectus, please contact our Corporate Secretary in writing at Tree.com, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary, or call our Corporate Secretary at (704) 541-5351.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. We incorporate by reference the documents listed below that we previously filed with the SEC:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on April 16, 2012;

  •
  Our definitive proxy statement on Schedule 14A filed with the SEC on April 27, 2012, as amended;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 15, 2012; and

  •
  Our Current Reports on Form 8-K and Amendments to Current Reports on Form 8-K/A filed with the SEC on January 1, 2012, January 23, 2012, February 3, 2012, February 8, 2012, February 13, 2012, February 23, 2012, February 24, 2012, March 9, 2012, April 16, 2012, April 17, 2012, April 27, 2012, May 1, 2012, June 7, 2012, June 13, 2012, and July 2, 2012 (other than the portions of those documents furnished but deemed not to have been filed).

        Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. You can access these documents on our website at http://investor-relations.tree.com or you may request a copy of these filings at no cost by writing or telephoning our corporate secretary at the following address:

  Tree.com, Inc.
  11115 Rushmore Drive
  Charlotte, NC 28277
  Attention: Corporate Secretary
  704-541-5351

        Except as otherwise specifically incorporated by reference into this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This offering is only being made in jurisdictions where such offers and sales of our common stock are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale or issuance of common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following is a statement of the expenses previously incurred and to be incurred by the Registrant in connection with the distribution of the securities registered under this Registration Statement. Such fees and expenses represent both those incurred in connection with the original Registration Statement on Form S-1 declared effective by the SEC on August 8, 2008, Post-Effective Amendment No. 1 declared effective by the SEC on September 9, 2008, Post-Effective Amendment No. 2 declared effective by the SEC on May 18, 2009, Post-Effective Amendment No. 3 declared effective by the SEC on May 14, 2010, Post-Effective Amendments Nos. 4 and 5 declared effective by the SEC on August 12, 2011 and this Post-Effective Amendment No. 6.

Item	Amount*
SEC Registration Fee	$9.61
Printing Fees and Expenses	100,000
NASDAQ Listing Fee	100,000
Legal Fees and Expenses	300,000
Accounting Fees and Expenses	70,000
Miscellaneous	—

Total	$570,009.61

*
All fees are estimates except SEC registration fee and NASDAQ listing fee.

Item 14.    Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a "derivative action"), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our Amended and Restated Certificate of Incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to the Company or its stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  •
  any transaction from which the director derived an improper personal benefit.

        Our Amended and Restated By-laws provide that, to the fullest extent authorized by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Company, or by reason of the fact such person, or a person of whom he or she is the legal representative is or was serving, at the Company's request, as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company. To the extent authorized by the DGCL, the Company will indemnify such persons against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection with such service. Any amendment of these provisions will not reduce the indemnification obligations of the Company relating to actions taken before such amendment.

        We maintain a directors' and officers' liability insurance policy insuring our directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring us, under certain circumstances, in the event that indemnification payments are made by us to such directors and officers.

Item 15.    Recent Sales of Unregistered Securities

        None.

Item 16.    Exhibits and Financial Statement Schedules

        The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as a part of this Registration Statement.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (6)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on July 13, 2012.

TREE.COM, INC.
By:	/s/ CHRISTOPHER R. HAYEK Christopher R. Hayek Senior Vice President and Chief Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 6 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated, in each case on July 13, 2012.

Signature	Title

* Douglas R. Lebda	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
/s/ CHRISTOPHER R. HAYEK Christopher R. Hayek	Senior Vice President and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)
* Peter Horan	Director
* W. Mac Lackey	Director
* Joseph Levin	Director
* Patrick McCrory	Director
* Steve Ozonian	Director

Signature		Title

/s/ MARK SANFORD Mark Sanford		Director
*By:	/s/ CHRISTOPHER R. HAYEK Christopher R. Hayek	Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description	Location
2.1	Separation and Distribution Agreement, dated as of August 20, 2008, by and among IAC/InterActiveCorp, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed August 25, 2008
2.2
	Asset Purchase Agreement dated November 15, 2010 by and among Home Loan Center, Inc., First Residential Mortgage Network, Inc. dba SurePoint Lending, and the shareholders of First Residential Mortgage Network named therein**	Exhibit 2.1 to Registrant's Current Report on Form 8-K filed November 16, 2010
2.3	First Amendment to Asset Purchase Agreement dated March 14, 2011 by and among HLC, SurePoint and the shareholders party thereto	Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed March 21, 2011
2.4	Second Amendment to Asset Purchase Agreement dated March 15, 2011 by and among HLC, SurePoint and the shareholders party thereto**	Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed March 21, 2011
2.5	Asset Purchase Agreement dated May 12, 2011 by and among Tree.com, Inc., Home Loan Center, Inc., LendingTree, LLC, HLC Escrow, Inc. and Discover Bank**	Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed May 16, 2011
2.6
	Form of Assignment and Assumption Agreement in connection with the Asset Purchase Agreement dated May 12, 2011 by and among Tree.com, Inc., Home Loan Center, Inc., LendingTree, LLC, HLC Escrow, Inc. and Discover Bank	Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed May 16, 2011
2.7	Form of Bill of Sale in connection with Asset Purchase Agreement dated May 12, 2011 by and among Tree.com, Inc., Home Loan Center, Inc., LendingTree, LLC, HLC Escrow, Inc. and Discover Bank	Exhibit 2.3 to the Registrant's Current Report on Form 8-K filed May 16, 2011
2.8	Escrow Agreement Terms in connection with Asset Purchase Agreement dated May 12, 2011 by and among Tree.com, Inc., Home Loan Center, Inc., LendingTree, LLC, HLC Escrow, Inc. and Discover Bank	Exhibit 2.4 to the Registrant's Current Report on Form 8-K/A filed August 12, 2011
2.9	Asset Purchase Agreement dated September 15, 2011 by and among LendingTree, LLC, RealEstate.com, Inc. and Market Leader, Inc.**	Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed September 21, 2011

Exhibit Number	Description	Location
2.10	Bill of Sale in connection with the Asset Purchase Agreement dated September 15, 2011 by and among LendingTree, LLC, RealEstate.com, Inc. and Market Leader, Inc.	Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed September 21, 2011
2.11	Assignment and Assumption Agreement in connection with the Asset Purchase Agreement dated September 15, 2011 by and among LendingTree, LLC, RealEstate.com, Inc. and Market Leader, Inc.	Exhibit 2.3 to the Registrant's Current Report on Form 8-K filed September 21, 2011
2.12
	Amendment to Asset Purchase Agreement dated as of February 7, 2012 by and among Home Loan Center, Inc., HLC Escrow, Inc., LendingTree, LLC, Tree.com, Inc., Discover Bank and Discover Financial Services.**	Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed February 8, 2012
3.1	Amended and Restated Certificate of Incorporation of Tree.com, Inc.	Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
3.2	Amended and Restated By-laws of Tree.com, Inc.	Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
5.1	Opinion of General Counsel of IAC/ InterActiveCorp regarding legality of securities being issued	Exhibit 5.1 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008
10.1	Tax Sharing Agreement, dated as of August 20, 2008, by and among IAC/InterActiveCorp, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.2	Employee Matters Agreement, dated as of August 20, 2008, by and among IAC/InterActiveCorp, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc.	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.3	Transition Services Agreement, dated as of August 20, 2008, by and among IAC/InterActiveCorp, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc.	Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.4	Registration Rights Agreement, dated as of August 20, 2008, among Tree.com, Inc., Liberty Media Corporation and Liberty USA Holdings, LLC	Exhibit 10.5 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.5	Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among IAC/InterActiveCorp, Tree.com, Inc., Liberty Media Corporation and Liberty USA Holdings, LLC	Exhibit 10.6 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.6	Employment Agreement between Robert L. Harris and LendingTree, LLC, dated as of June 30, 2008*	Exhibit 10.5 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.

Exhibit Number	Description	Location
10.7	Amended and Restated Restricted Share Grant and Shareholders' Agreement, dated as of July 7, 2003, by and among Forest Merger Corp., LendingTree, Inc., InterActiveCorp and the Grantees named therein, as amended (filed as Exhibit 99.4 to Amendment No. 1 to IAC/InterActiveCorp's Registration Statement on Form S-4 (SEC File No. 333-105876) filed on July 10, 2003 and incorporated herein by reference)*	Exhibit 10.8 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.8	Correspondent Loan Purchase Agreement, dated as of April 26, 2004, between CitiMortgage, Inc. and Home Loan Center, Inc.	Exhibit 10.9 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.9	Loan Purchase Agreement, dated as of April 16, 2002, between Countrywide Home Loans, Inc. and Home Loan Center, Inc.	Exhibit 10.10 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.10
	Warehousing Credit Agreement, dated as of November 26, 2007, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, National City Bank and National City Bank in its capacity as Agent for the Banks (as defined therein)	Exhibit 10.12 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.11
	Second Amendment to Warehousing Credit Agreement, made and entered into as of the 12th day of December, 2008, and to be effective as of the 30th day of December, 2008, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, National City Bank and National City Bank in its capacity as Agent for the Banks (as defined therein).	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed December 17, 2008.
10.12	Master Repurchase Agreement, dated as of January 25, 2008, by and among Countrywide Bank, FSB and Home Loan Center, Inc. (the "Master Repurchase Agreement")	Exhibit 10.13 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.13	Notice, dated June 25, 2008, issued by Countrywide Warehouse Lending, regarding certain amendments to the Master Repurchase Agreement	Exhibit 10.14 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.14	Amendment to Master Repurchase Agreement No. 1 made and entered into as of February 23, 2009 by and between the Warehouse Lending Division of Countrywide Bank, FSB and Home Loan Center, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed February 27, 2009.

Exhibit Number	Description	Location
10.15	Deferred Compensation Plan for Non-Employee Directors*	Exhibit 10.15 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.16	Employment Agreement between Matt Packey and LendingTree, LLC, dated as of August 3, 2008*	Exhibit 10.16 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.17	Employment Agreement between Douglas R. Lebda and IAC/InterActiveCorp, dated as of January 7, 2008*	Exhibit 10.6 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.18	Amendment No. 1 to Employment Agreement between Douglas R. Lebda and IAC/InterActiveCorp, dated as of August 15, 2008*	Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed August 20, 2008.
10.19
	Restricted Share Grant and Stockholder's Agreement, dated as of August 15, 2008, by and among IAC/InterActiveCorp, LendingTree Holdings Corp. and Douglas R. Lebda, together with Exhibit A thereto, Amended and Restated Certificate of Incorporation of LendingTree Holdings Corp.*	Exhibits 99.2 and 99.3 to the Registrant's Current Report on Form 8-K filed August 20, 2008.
10.20	Stock Purchase Agreement, dated February 8, 2009, between Tree.com, Inc. and Douglas R. Lebda*	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed February 11, 2009.
10.21	Amendment No. 2 to the Employment Agreement between Douglas R. Lebda and Tree.com, Inc.*	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed March 27, 2009
10.22	Amendment No. 1 to the Employment Agreement between Robert Harris and Tree.com, Inc.*	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed March 27, 2009
10.23	Amendment No. 1 to the Employment Agreement between Matthew Packey and Tree.com, Inc.*	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed March 27, 2009
10.24	Option Cancellation Agreement, made and entered into as of the 28th day of April, 2009, by and between Tree.com, Inc. and Douglas R. Lebda*	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed May 1, 2009
10.25	Early Purchase Program Addendum to Loan Purchase Agreement, made and entered into as of May 1, 2009 by and between Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed May 6, 2009
10.26	Master Repurchase Agreement, made and entered into as of May 1, 2009, by and between Bank of America , N.A. and Home Loan Center, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed May 6, 2009

Exhibit Number	Description	Location
10.27	Transactions Terms Letter for Master Repurchase Agreement, made and entered into as of May 1, 2009, by and between Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed May 6, 2009
10.28	Master Repurchase Agreement dated as of October 30, 2009, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed October 30, 2009
10.29	Side Letter dated October 30, 2009 regarding the Master Repurchase Agreement between JPMorgan Chase Bank, and Home Loan Center, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed October 30, 2009
10.30
	Third Amendment to Warehousing Credit Agreement, made and entered into as of the 18th day of December, 2009, and to be effective as of the 29th day of December, 2009, by and among Home Loan Center, Inc. d/b/a LendingTree Loans PNC Bank, National Association, successor to National City Bank, its capacity as Agent for the Banks (as defined therein)	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed December 23, 2009
10.31
	Fourth Amendment to Warehousing Credit Agreement, made and entered into as of February 15, 2010 by and among Home Loan Center, Inc. d/b/a LendingTree Loans, PNC Bank, National Association (successor to National City Bank) and PNC Bank, National Association (successor to National City Bank), in its capacity as Agent for the Banks (as defined therein).	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed February 19, 2010
10.32	Amendment No. 1 to Stock Purchase Agreement between Tree.com, Inc. and Douglas R. Lebda, dated May 10, 2010*	Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010
10.33	Amendment No. 3 to the Employment Agreement between Douglas R. Lebda and Tree.com, Inc., dated May 10, 2010*	Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010
10.34	Form of Amendment to Restricted Stock Awards for Douglas R. Lebda*	Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010
10.35	Employment Agreement by and between David Norris and LendingTree, LLC, dated June 30, 2008*	Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010
10.36	Amendment to Employment Agreement between David Norris and Tree.com, Inc., dated December 3, 2009*	Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010

Exhibit Number	Description	Location
10.37	Amendment No. 2 to Employment Agreement between David Norris and Tree.com, Inc., dated May 10, 2010*	Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010
10.38	Severance Agreement between Greg Hanson, RealEstate.com and Tree.com, dated April 22, 2009*	Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010
10.39	Change in Control Letter from Tree.com, Inc. to Greg Hanson, dated March 26, 2010*	Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010
10.40	Confidential Severance Agreement and Release by and between Robert L. Harris and Tree.com, Inc., dated March 2, 2010*	Exhibit 10.10 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010
10.41	Amendment No. 1 to Transactions Term Letter, made and entered into as of April 28, 2010 by and between Home Loan Center, Inc. d/b/a LendingTree Loans and Bank of America	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed April 30, 2010
10.42	Amendment No. 1 to the Stock Option Award Agreement between Douglas R. Lebda and Tree.com, Inc., dated May 10, 2010*	Exhibit 10.15 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010
10.43	Amendment No. 1 to Transactions Term Letter, made and entered into as of April 28, 2010 by and between Home Loan Center, Inc. d/b/a LendingTree Loans and Bank of America	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed April 30, 2010
10.44	Severance Agreement between Tree.com, Inc. and Matthew Packey, dated May 10, 2010*	Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q filed August 3, 2010
10.45	Letter Agreement between Tree.com, Inc. and Christopher Hayek, dated June 28, 2010*	Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q filed August 3, 2010
10.46	Amendment No. 1 to Early Purchase Program Addendum to Loan Purchase Agreement, dated July 15, 2010, by and among Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed July 21, 2010
10.47	Mandatory Forward Loan Volume Commitment, dated July 15, 2010, by and among Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed July 21, 2010
10.48	Transaction Terms Letter for Master Repurchase Agreement, dated July 15, 2010, by and among Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed July 21, 2010

Exhibit Number	Description	Location
10.49	Amendment No. 3 to Master Repurchase Agreement, dated July 22, 2010, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed July 28, 2010
10.50	Amendment No. 4 to Master Repurchase Agreement, dated as of October 29, 2010 by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed October 25, 2010
10.51	Second Amendment to Side Letter dated as of October 29, 2010 with respect to the Home Loan Center, Inc. warehouse facility with JPMorgan Chase Bank, N.A.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed October 25, 2010.
10.52	Share Exchange Agreement dated August 30, 2010, between Tree.com, Inc. and Douglas R. Lebda*	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed September 1, 2010.
10.53	Amendment No. 1 to the Restricted Share Grant and Stockholder's Agreement, dated August 30, 2010 between Tree.com, Inc., LendingTree Holdings Corp. and Douglas R. Lebda*	Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q filed November 12, 2010
10.54	Amendment No. 3 to the Master Repurchase Agreement, dated July 22, 2010, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed July 28, 2010
10.55	Employment Agreement between Tree.com, Inc. and Steven Ozonian, dated October 31, 2010*	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed November 1, 2010
10.56	Amended and Restated Employment Agreement by and between Tree.com, Inc. and Douglas R. Lebda, dated October 26, 2010*	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed November 1, 2010
10.57	Letter Agreement dated as of January 24, 2011 by and between RealEstate.com, Inc. and Steven Ozonian*	Exhibit 10.66 to the Registrant's Annual Report on Form 10-K filed February 28, 2011
10.58	Award Letter between Greg Hanson and Tree.com BU Holding Company, Inc. dated January 28, 2011*	Exhibit 10.1 to Registrant's Current Report on Form 8-K filed February 3, 2011
10.59	Standard Terms and Conditions to Restricted Stock Award Letters of Tree.com BU Holding Company, Inc.*	Exhibit 10.2 to Registrant's Current Report on Form 8-K filed February 3, 2011
10.60	Amendment No. 5 to Master Repurchase Agreement, dated March 31, 2011, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed April 6, 2011

Exhibit Number	Description	Location
10.61	Third Amendment to Side Letter, dated March 31, 2011, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed April 6, 2011
10.62	Confidential Severance Agreement and Release, dated March 31, 2011, by and between Tree.com, Inc. and Steven Ozonian	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed April 6, 2011
10.63	Form of Voting and Support Agreement of Douglas R. Lebda	Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed May 16, 2011
10.64	Form of Voting and Support Agreement of Liberty Media Corporation	Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed May 16, 2011
10.65	Form of Voting and Support Agreement of Second Curve, LLC	Exhibit 99.3 to the Registrant's Current Report on Form 8-K filed May 16, 2011
10.66	Amendment No. 6 to Master Repurchase Agreement, dated as of June 29, 2011, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed July 6, 2011
10.67	Fourth Amendment to Side Letter, dated as of June 29, 2011, with respect to the Home Loan Center, Inc. warehouse facility with JPMorgan Chase Bank, N.A.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed July 6, 2011
10.68
	Amendment No. 1 to Transaction Terms Letter dated as of June 29, 2011, which supplements that certain Master Repurchase Agreement dated as of May 1, 2009 by and between Home Loan Center, Inc. and Bank of America, N.A.	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed July 6, 2011
10.69
	Amendment No. 2 to Transactions Terms Letter dated as of July 12, 2011, which supplements that certain Master Repurchase Agreement dated as of May 1, 2009 by and between Home Loan Center, Inc. and Bank of America, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed July 15, 2011
10.70
	Amendment No. 2 to Early Purchase Program Addendum to Loan Purchase Agreement dated as of July 12, 2011, which supplements that certain Loan Purchase Agreement by and between Bank of America, N.A. and Home Loan Center, Inc. dated April 16, 2002.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed July 15, 2011
10.71	Extension Letter Agreement dated as of August 11, 2011, regarding the Master Repurchase Agreement by and between Bank of America, N.A. and Home Loan Center, Inc. dated May 1, 2009	Exhibit 10.12 to the Registrant's Quarterly Report on Form 10-Q filed August 15, 2011

Exhibit Number	Description	Location
10.72	Master Repurchase Agreement, dated as of October 13, 2011, by and between Home Loan Center, Inc. and Citibank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed October 19, 2011
10.73	Pricing Side Letter dated as of October 13, 2011, by and between Home Loan Center, Inc. and Citibank, N.A.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed October 19, 2011
10.74
	Amendment No. 3 to Transaction Terms Letter dated as of September 30, 2011, which supplements that certain Master Repurchase Agreement dated as of May 1, 2009 by and between Home Loan Center, Inc. and Bank of America, N.A	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed October 5, 2011
10.75	Amendment No. 7 to Master Repurchase Agreement dated as of October 28, 2011, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-Q filed November 14, 2011
10.76
	Amendment No. 5 to Side Letter dated as of October 28, 2011, which supplements that certain Master Repurchase Agreement dated as of October 30, 2009 by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.10 to the Registrant's Quarterly Report on Form 10-Q filed November 14, 2011
10.77
	Amendment No. 2 to Master Repurchase Agreement dated as of November 1, 2011, which supplements that certain Master Repurchase Agreement dated as of May 1, 2009 by and between Home Loan Center, Inc. and Bank of America, N.A	Exhibit 10.11 to the Registrant's Quarterly Report on Form 10-Q filed November 14, 2011
10.78
	Amendment No. 4 to Transaction Terms Letter dated as of November 1, 2011, which supplements that certain Master Repurchase Agreement dated as of May 1, 2009 by and between Home Loan Center, Inc. and Bank of America, N.A	Exhibit 10.12 to the Registrant's Quarterly Report on Form 10-Q filed November 14, 2011
10.79	Amendment Number One dated as of December 13, 2011 to the Master Repurchase Agreement dated as of October 13, 2011 by and between Home Loan Center, Inc. and CitiBank, N.A.	Exhibit 10.97 to the Registrant's Annual Report on Form 10-K filed April 16, 2012
10.80	Master Repurchase Agreement dated as of January 6, 2012 by and between Credit Suisse First Boston Mortgage Capital LLC and Home Loan Center, Inc.	Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2012
10.81	Amendment No. 2 dated as of January 20, 2012 to the Master Repurchase Agreement dated as of October 13, 2011 by and between Home Loan Center, Inc. and Citibank, N.A.	Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2012

Exhibit Number	Description	Location
10.82	Amendment No. 3 dated as of January 31, 2012 to the Master Repurchase Agreement dated as of October 13, 2011 by and between Home Loan Center, Inc. and Citibank, N.A.	Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2012
10.83	Employment Agreement by and between David Norris and Tree.com, Inc. effective as of February 7, 2012*	Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2012
10.84	Amended and Restated Master Repurchase Agreement dated as of February 17, 2012 by and between Citibank, N.A. and Home Loan Center, Inc.	Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2012
10.85	Amendment No. 8 to Master Repurchase Agreement dated as of April 25, 2012, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2012
10.86(a)	Third Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan*	†
10.86(b)	Form of Notice of Restricted Stock Unit Award*	†
10.86(c)	Form of Restricted Stock Award*	†
10.86(d)	Form of Notice of Stock Option Award*	†
21.1	Subsidiaries of Tree.com, Inc.	Exhibit 21.1 to the Registrant's Annual Report on Form 10-K filed April 16, 2012
23.1	Consent of Deloitte & Touche LLP	†
23.2	Consent of General Counsel of IAC/InterActiveCorp	Included in Exhibit 5.1 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008

†
Filed herewith.

*
Management or compensation plan or agreement.

**
Certain schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.